Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MONTROSE ENVIRONMENTAL GROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

MONTROSE ENVIRONMENTAL GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the name of the corporation is Montrose Environmental Group, Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the DGCL on November 25, 2013.

SECOND: The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 25, 2013, and subsequently amended by that certain Certificate of Amendment of Certificate of Incorporation dated December 6, 2017, and that certain Certificate of Amendment of Certificate of Incorporation dated April 13, 2020.

THIRD: That the Certificate of Incorporation of the Corporation, as amended as of such date, was amended and restated in the form filed with the Secretary of Sate of the State of Delaware on July 21, 2020 (as so amended and restated, the “Amended and Restated Certificate of Incorporation”), and subsequently amended by that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 10, 2024.

FOURTH: That Section 5.2 of Article V of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as follows:

Section 5.2 Classification.

(a) Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board of Directors shall be and are divided into three classes, designated Class I, Class II and Class III, with the terms of the Class I directors expiring at the 2027 annual meeting of stockholders; the terms of Class II directors expiring at the 2028 annual meeting of stockholders; and the terms of Class III directors expiring at the 2026 annual meeting of stockholders, provided that such division of directors into classes shall terminate upon the election of directors at the 2026 annual meeting of stockholders. Each director elected by the stockholders at the 2026 annual meeting of stockholders and thereafter shall serve for a term expiring at the next succeeding annual meeting of stockholders. Directors shall hold office until their successors have been duly elected and qualified, subject however, to prior death, resignation, disqualification or removal from office. Until the election of directors at the 2028 annual meeting of stockholders, in case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned in the manner determined by the Board of Directors.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Subject to the rights of the holders of any outstanding series of Preferred Stock, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, provided, however, that, each director so chosen after the election of directors at the 2028 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Any director may be removed by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon (i) until the election of directors at the 2028 annual meeting of stockholders, only for cause and (ii) from and after the election of directors at the 2028 annual meeting of stockholders, with or without cause.

FIFTH: That the foregoing amendments to the Amended and Restated Certificate of Incorporation, as amended, were duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

MONTROSE ENVIRONMENTAL GROUP, INC.

By: /s/ Nasym Afsari

Name: Nasym Afsari

Title: General Counsel and Secretary

Dated: May 7, 2025